EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

COMTECH TELECOMMUNICATIONS CORP.

(Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware)

Comtech Telecommunications Corp., a Delaware corporation (the “Company’’), hereby certifies in accordance with the provisions of Section 15l(g) of the General Corporation Law of the State of Delaware (“DGCL”), as follows:

First: Pursuant to Section 151 of the DGCL and the authority granted to and vested in the board of directors of the Company (the “Board”) in accordance with the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board, by resolutions duly adopted, authorized the issuance of the Series A Convertible Preferred Stock of Comtech Telecommunications Corp. (the “Series A Convertible Preferred Stock’’) and established the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of the Certificate of Designations with the Office of the Secretary of State of the State of Delaware on October 19, 2021 (the “Original Certificate of Designations), which Original Certificate of Designations has been amended by that certain Amended and Restated Certificate of Designations, as filed with the office of the Secretary of State of the State of Delaware on December 1, 2022, and that certain Second Amended and Restated Certificate of Designations, as filed with the office of the Secretary of State of the State of Delaware on November 7, 2023 (collectively, the “Series A Convertible Preferred Stock Certificate of Designations”).

Second: In connection with the exchange (the “Exchange”) of all shares of Series A Convertible Preferred Stock into shares of Series A-1 Convertible Preferred Stock of the Company on December 14, 2023, none of the authorized shares of the Series A Convertible Preferred Stock are outstanding and none will be issued subject to the Series A Convertible Preferred Stock Certificate of Designations.

Third: The Board, at a meeting of the Board held on December 13, 2023, duly adopted the following resolutions approving the elimination of the Series A Convertible Preferred Stock as set forth herein:

RESOLVED FURTHER that following the Exchange, no shares of the Series A Convertible Preferred Stock are outstanding and no shares of the Series A Convertible Preferred Stock will be issued subject to the Series A Convertible Preferred Stock Certificate of Designations;

RESOLVED FURTHER that when a certificate setting forth this resolution (the “Certificate of Elimination’’) becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Series A Convertible Preferred Stock Certificate of Designations with respect to the Series A Convertible Preferred Stock, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series;

RESOLVED FURTHER, that the Board hereby approves and declares advisable the Certificate of Elimination to eliminate the Series A Convertible Preferred Stock Certificate of Designations from the Certificate of Incorporation following the Exchange, in substantially the form reviewed by the Board; and

RESOLVED FURTHER, that the Authorized Officers be, and each hereby is, authorized, in the name and on behalf of the Company, to prepare, execute and file with the Secretary of State of the State of Delaware the Certificate of Elimination relating to the Series A Convertible Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by Michael A. Bondi, its Chief Financial Officer, on this    th day of December, 2023.

COMTECH TELECOMMUNICATIONS CORP.

By:
	Name:	Michael A. Bondi
	Title:	Chief Financial Officer